EXHIBIT 99


                                                                      [LOGO]
                                                                     AMERICAN
                                                                 ECO CORPORATION

NEWS RELEASE
AMERICAN ECO CORPORATION
FOR IMMEDIATE RELEASE

                   AMERICAN ECO PROVIDES UPDATE OF ITS CHAPTER
                            11 AND CCAA PROCEEDINGS

Houston, November 15, 2000: AMERICAN ECO CORPORATION (the "Corporation") (TSE:
"ECX") today announced an update of its U.S. proceedings under Chapter 11 of the U.S. Bankruptcy Code and its Canadian proceedings under the Companies' Creditors Arrangement Act.

The Corporation has completed the sale of certain of its assets. These sales have been approved by either the United States District Court, District of Delaware (Case No. 00-3253) (the "Bankruptcy Court") or the Superior Court of Justice, Ontario, Canada (File No. 00-CL-3841).

On September 11, 2000, the Corporation sold substantially all of the assets (excluding cash and receivables) related to the businesses of its subsidiaries Chempower Inc., Global Power Company and Control Power Limited Partnership for US $7 million, and the purchaser will receive a commission based upon its collection of receivables for the Corporation.

On October 13, 2000, the Corporation sold substantially all of the assets (excluding cash) of its subsidiary Industra Service Corp. for US $197,000, subject to adjustments.

On October 18, 2000, the Corporation sold substantially all of the assets (excluding cash) related to the engineering business conducted by its subsidiary Industra Inc. for US $50,000, plus an amount based upon the actual collection of receivables.

On October 30, 2000, the Corporation closed the sale of substantially all of the assets of its wholly-owned subsidiaries Industra Services Corporation and Industra Thermal Service Corporation for net proceeds of approximately Cdn. $9 million.

On November 13, 2000, the Bankruptcy Court will consider a motion filed by the Corporation for approval of the sale of the pipe fabrication assets (excluding cash) and related real estate of its subsidiaries The Turner Group, Inc. and C.A. Turner Construction Company for US $1.75 million, subject to adjustments.

On July 7, 2000, prior to the filing of the above-referenced proceedings, the Corporation sold a portion of the assets of MM Industra Limited for Cdn. $1.75 million.

The Corporation is reviewing the disposition of additional assets. The net proceeds from the asset sales will be applied to outstanding debts. The Corporation does not anticipate that the aggregate net proceeds from prior sales of assets and future sales of assets and other proceeds will be sufficient to permit any distribution to stockholders.

The Corporation also announced that on September 20, 2000, Thomas Gardner was appointed President and Chief Liquidating Officer of the Corporation, on September 18, 2000, Charles Brewer was appointed Chief Executive Officer and a Director of the Corporation, and on July 27, 2000, M. Todd Quattlebaum was appointed Chief Operating Officer of the Corporation. Michael Appling, Jr. and William Dimma have resigned as Directors of the Corporation.

The Corporation's Common Shares have ceased trading on the Nasdaq OTC Bulletin Board and in the Provinces of British Columbia and Alberta. The Common Shares remain listed on The Toronto Stock Exchange.

For further information: (281) 580-3753

To request a free copy of this organization's annual report, please go to www.newswire.ca and click on reports (at) CNW.

                                     # # # #